CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Daily Net Asset Value Trust, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Daily Net Asset Value Trust Breaks Escrow and
Acquires Dollar General and Family Dollar Properties

New York, NY, January 6, 2012 – American Realty Capital Daily Net Asset Value Trust, Inc. (“the “Company”) announced that on January 5, 2012, it broke escrow and issued shares of common stock to its initial investors who were admitted as stockholders, including American Realty Capital II, LLC, the Company’s sponsor, which purchased $2.0 million of the Company’s retail shares at a purchase price of $9.00 per share.

In addition, on January 5, 2012, the Company purchased one freestanding, single-story Dollar General store located in Alorton, Illinois, and one freestanding, single-story Family Dollar store located in Woodville, Mississippi, for approximately $1.7 million, exclusive of closing costs.

The Dollar General property contains approximately 9,100 rentable square feet and is leased to a wholly-owned subsidiary of Dollar General Corp. (NYSE: “DG”), which has guaranteed the tenant’s obligations under the lease. The lease commenced in November 2011 and has a 15-year term expiring in November 2026. The Family Dollar property contains approximately 8,000 rentable square feet and is leased to a wholly-owned subsidiary of Family Dollar Stores, Inc. (NYSE: “FDO”), which has guaranteed the tenant’s obligations under the lease.  The lease commenced in August 2010 and has an 11-year term expiring in June 2021.

The acquisition of the properties was funded using proceeds from the Company’s ongoing initial public offering following its initial escrow break.

On each day that the New York Stock Exchange is open (a business day), investors may obtain the daily determination of the Company’s NAV per share for each class of shares by calling the Company’s toll-free telephone line at 1-866-532-4743 or by visiting its website at www.arcdailynav.com.

American Realty Capital Daily Net Asset Value Trust, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital Daily Net Asset Value Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.